Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “U.S. DRY CLEANING SERVICES CORPORATION”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2014, AT 4:34 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINETEENTH DAY OF JUNE, A.D. 2014, AT 12:01 O’CLOCK A.M.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
2814567 8100	AUTHENTICATION:	1477746

140861059	DATE:	06-23-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:42 PM 06/19/2014
FILED 04:34 PM 06/19/2014
SRV 140861059 — 2814567 FILE

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
U.S. DRY CLEANING SERVICES CORPORATION
a Delaware corporation

U.S. Dry Cleaning Services Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is U.S. Dry Cleaning Services Corporation.

2.             The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was October 29, 1997 under the name First Virtual Merger Corporation (the “Original Certificate”).  The following were subsequently filed: (i) Certificate of Merger of US Dry Cleaning Corporation with and into First Visual Communications, Inc. filed with the Secretary of State of Delaware on December 30, 2005, which Certificate of Merger was amended by that certain Certificate of Correction filed with the Secretary of State of Delaware on March 28, 2007; (ii) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on May 26, 2009, which Certificate of Amendment of Certificate of Incorporation changed the name of the Corporation to U.S. Dry Cleaning Services Corporation; and (iii) the Restated Certificate of Incorporation of U.S. Dry Cleaning Services Corporation filed with the Secretary of State of Delaware on January 23, 2014 (collectively, the Original Certificate together with the subsequently filed certificates shall be referred to as the “Restated Certificate of Incorporation”).

3.             The Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article IV, Section 1 thereof as follows:

“Section 1.            Authorized Shares.  This Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 36,000,000, of which 30,000,000 shares shall be Common Stock, $0.001 par value per share, and 6,000,000 shares shall be Preferred Stock, $0.001 par value per share.  Of the 6,000,000 shares designated Preferred Stock, 5,800,000 shares shall be designated Series A Cumulative Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and shall have the rights, preferences, privileges and restrictions specified in Article V below.  Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Corporation’s board of directors (the “Board of Directors”) may from time to time determine. A description of the different classes and series of the Corporation’s capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows.

On the effective date of the amendment amending and restating this Article IV, Section 1 pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one-sixteenth (1/16) of a share of common stock, par value $0.001 per share (the “New Common Stock”). The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Old Common Stock in exchange for certificates representing Old Common Stock. From and after the Effective Date, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock. The reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. From and after the Effective Date, the term “New Common Stock” as used in this Article IV, Section 1 shall mean Common Stock as provided in the Certificate of Incorporation.”

4.             The Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article V, Section 5(a) thereof as follows:

“(a)         Voluntary Conversion.  Each record holder of Series A Preferred Stock shall be entitled to convert at anytime, and from time to time, whole shares of Series A Preferred Stock for the Common Stock issuable upon conversion of the Series A Preferred Stock, at any time at the option of the holder thereof, subject to adjustment as provided in Section 5(d), as follows: The shares of Series A Preferred Stock being converted shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is obtained by (I) multiplying the number of shares of Series A Preferred Stock to be converted by the Series A Issue Price and (II) dividing the result thereof by the then effective Conversion Price. The Conversion Price as of January 23, 2014 shall be $2.00 per share of Series A Preferred Stock, subject to adjustment as provided in Section 5(d). Accrued but unpaid dividends will be paid in cash upon any such conversion.”

5.             The Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article V, Section 5(b) thereof as follows:

“(b)         Forced Conversion.  Upon (i) the closing of the Corporation’s sale of equity securities in a public offering, whether in a bona fide firm commitment underwritten public offering or in a sale through retail brokers organized by an underwriter, or (ii) the closing of a merger or consolidation of the Corporation with and into a publicly traded entity (including a public shell company), each outstanding share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing (I) the Series A Issue Price by (II) the then effective Conversion Price.”

6.             The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

7.             The Effective Date of this Amendment will be June 19, 2014 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this19th day of June, 2014.

/S/ Alex Bond
Alex Bond, Chief Executive Officer